POWER OF ATTORNEY

I, the undersigned, hereby constitute and appoint each of Michael L. Durham, Jerry D. Golemon and any other duly appointed individual and each of them acting singly, as my true and lawful attorneys-in-fact and agents, with full powers of substitution or revocation, for me and in my name, place and stead, in any and all capacities, (1) to prepare, sign in my name and on my behalf and submit to the U.S. Securities and Exchange Commission (the "SEC") a Form ID, including amendments thereto, and any other documents necessary or appropriate to obtain codes and passwords enabling me to make electronic filings with the SEC of reports required by Section 13(d) and Section 16(a) of the Securities Exchange Act of 1934 or any rule or regulation of the SEC; (2) to sign any and all Schedules 13D/G, as appropriate, and Forms 3, 4, or 5 in connection with my beneficial ownership of securities of Spirit of Texas Bancshares, Inc. (the "Company") that may be required of me pursuant to Section 13(d) and Section 16(a) of the Securities and Exchange Act of 1934 and the rules and regulations promulgated thereunder, and to file the same and all other documents in connection therewith, with the SEC and any stock exchange or similar authority; and (3) to do and perform any and all acts for and on my behalf which may be necessary or desirable to complete and execute any such Schedule 13D/G, as appropriate, and Form 3, 4, or 5, or other document, and timely file such form or report with the SEC and any stock exchange or similar authority.

I hereby grant unto said attorneys-in-fact and agents, each acting singly, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting singly, or his substitute, may lawfully do or cause to be done by virtue hereof. I declare that any act or thing lawfully done hereunder by my said attorneys-in-fact and agents shall be binding on myself and my heirs, legal and personal representatives, and assigns, whether the same shall have been done before or after my death, or other revocation of this instrument, unless and until reliable notice thereof shall have been received by any party who, upon the faith of this instrument, accepts my said attorneys-in-fact and agents as authorized to represent me. I acknowledge that the foregoing attorneys-in-fact, in serving in such capacity at my request, are not assuming, and the Company is not assuming, any of my responsibilities to comply with Section 13(d) and Section 16 of the Securities and Exchange Act of 1934.

This power of attorney shall remain in full force and effect until I am no longer required to file Schedules 13D/G, as appropriate, and Forms 3, 4, and 5 with respect to my holdings of and transactions in securities issued by the Company, unless earlier revoked by me in a signed writing delivered to either of the foregoing attorneys-in-fact, and the authority of my attorneys-in-fact and agents hereunder shall not terminate on my disability but shall remain in full force and effect for so long as I am an officer or director of the Company and for such time thereafter as may be necessary to file any such reports.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 16th day of November, 2018.

Signature: /s/ William K. Nix
Printed Name: William K. Nix